EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and inclusion in this Registration Statement of MGCC Investment Strategies, Inc. on Form S-1 of our report dated June 6, 2006 except for note 27, as to which the date is August 2, 2006, with respect to the Consolidated Balance Sheets of Wonder Auto Limited as of December 31, 2005, 2004 and 2003 and the related Consolidated Statements of Operations, Cash Flows and Stockholders’ Equity for each of the three years in the period ended December 31, 2005.

/s/ PKF

PKF
Certified Public Accountants
Hong Kong

September 5, 2006